EX-2.2
AGREEMENT AND PLAN OF REORGANIZATION DATED FEBRUARY 10, 1999

                              AGREEMENT AND PLAN
                                      OF
                                REORGANIZATION
                      ___________________________________
                                 By and Among
                       LINFINITY MICROELECTRONICS INC.,
                              SYMMETRICOM, INC.,
                    MICRO-LINFINITY ACQUISITION CORPORATION
                                      and
                             MICROSEMI CORPORATION
                      ___________________________________
                               February 10, 1999

                               TABLE OF CONTENTS

                                                                                        Page

ARTICLE I THE MERGER                                                                      1
SECTION 1.01     The Merger                                                               1
SECTION 1.02     Effective Time; Closing                                                  1
SECTION 1.03     Effects of the Merger; Subsequent Actions                                2
SECTION 1.04     Certificate of Incorporation and By-Laws of the Surviving Corporation    2
SECTION 1.05     Directors                                                                2
SECTION 1.06     Officers                                                                 2
SECTION 1.07     Conversion of Shares                                                     3
SECTION 1.08     Conversion of Purchaser Sub Common Stock                                 3
SECTION 1.09     Company Option Plan                                                      3
SECTION 1.10     Cash and Inter-Company Loan                                              4
SECTION 1.11     Assumption of Strategic Partner Bonus Plan                               4
SECTION 1.12     The Company's Stockholders' Meeting                                      4
SECTION 1.13     Proxy Statement for the Stockholders' Meeting                            4
ARTICLE II DISSENTING SHARES; PAYMENT FOR SHARES                                          5
SECTION 2.01     Dissenting Shares                                                        5
SECTION 2.02     Exchange of Certificates; Escrow                                         5
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SYMMETRICOM AND LINFINITY                   8
SECTION 3.01     Organization and Qualification                                           8
SECTION 3.02     Charter and By-laws                                                      8
SECTION 3.03     Capitalization                                                           8
SECTION 3.04     Authority Relative to this Agreement                                     9
SECTION 3.05     No Conflict; Required Filings and Consents                               9
SECTION 3.06     Linfinity Financial Statements                                          10
SECTION 3.07     No Undisclosed Liabilities                                              11
SECTION 3.08     No Changes                                                              11
SECTION 3.09     Contracts, Commitments and Proposals                                    13
SECTION 3.10     Litigation                                                              14
SECTION 3.11     Employee Plans and Arrangements                                         14
SECTION 3.12     Assets                                                                  18
SECTION 3.13     Intellectual Property                                                   18
SECTION 3.14     Taxes                                                                   19
SECTION 3.15     Environmental Laws and Regulations                                      20
SECTION 3.16     Inventory                                                               21
SECTION 3.17     Receivables                                                             21
SECTION 3.18     Bank Accounts                                                           21
SECTION 3.19     Real Property                                                           21
SECTION 3.20     Insurance                                                               22
SECTION 3.21     Insider Interests                                                       22
SECTION 3.22     Permits                                                                 22
SECTION 3.23     Disclosure                                                              23
SECTION 3.24     Board Recommendation                                                    23
SECTION 3.25     Brokers                                                                 23
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SYMMETRICOM                                 23
SECTION 4.01     Organization                                                            23
SECTION 4.02     Title to Stock                                                          23
SECTION 4.03     Authority Relative to this Agreement                                    23
SECTION 4.04     No Conflict; Required Filings and Consents                              24
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER  AND PURCHASER SUB                 25

SECTION 5.01     Organization and Qualification                                          25
SECTION 5.02     Authority Relative to this Agreement                                    25
SECTION 5.03     No Conflict; Required Filings and Consents                              26
SECTION 5.04     Financing                                                               26
SECTION 5.05     Brokers                                                                 26
ARTICLE VI COVENANTS                                                                     27
SECTION 6.01     Conduct of Business of the Company                                      27
SECTION 6.02     Access to Information                                                   29
SECTION 6.03     Reasonable Best Efforts                                                 29
SECTION 6.04     Consents                                                                29
SECTION 6.05     Public Announcements                                                    30
SECTION 6.06     Notification of Certain Matters                                         31
SECTION 6.07     Acquisition Proposals                                                   31
SECTION 6.08     Additional SymmetriCom Obligations                                      31
SECTION 6.09     Certain Tax Matters                                                     32
SECTION 6.10     Linfinity Audited Financials                                            36
ARTICLE VII CONDITIONS TO THE MERGER                                                     37
SECTION 7.01     Conditions to Obligations of Each Party to Effect the Merger            37
SECTION 7.02     Additional Conditions to Obligations of Purchaser and Purchaser Sub     37
SECTION 7.03     Additional Conditions to the Obligations of the Company
and SymmetriCom                                                                          38
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER                                           39
SECTION 8.01     Termination                                                             39
SECTION 8.02     Effect of Termination                                                   40
SECTION 8.03     Amendment                                                               40
SECTION 8.04     Extension; Waiver                                                       40
SECTION 8.05     Fees and Expenses; Termination Fee                                      40
ARTICLE IX INDEMNIFICATION                                                               41
SECTION 9.01     Survival of Representations and Warranties                              41
SECTION 9.02     SymmetriCom Indemnity                                                   41
SECTION 9.03     Notification and Defense of Claims                                      43
SECTION 9.04     Order of Payment; Exclusion and Limitation of Liability                 46
SECTION 9.05     General                                                                 46
ARTICLE X MISCELLANEOUS                                                                  47
SECTION 10.01    Entire Agreement; Assignment                                            47
SECTION 10.02    Validity                                                                48
SECTION 10.03    Notices                                                                 48
SECTION 10.04    Governing Law                                                           49
SECTION 10.05    Consent to Jurisdiction; Waiver of Immunities                           49
SECTION 10.06    Descriptive Headings                                                    49
SECTION 10.07    Counterparts                                                            49
SECTION 10.08    Parties in Interest                                                     49
SECTION 10.09    Certain Definitions                                                     49
SECTION 10.10    Specific Performance                                                    50
SECTION 10.11    Arbitration                                                             50

                                   LIST OF SCHEDULES
Schedule 3.03        --        Capitalization
Schedule 3.05        --        Conflicts
Schedule 3.06        --        Linfinity Financials
Schedule 3.08        --        Changes
Schedule 3.09        --        Contracts, Commitments and Proposals
Schedule 3.10        --        Litigation
Schedule 3.11        --        Employee Plans and Arrangements
Schedule 3.13        --        Intellectual Property
Schedule 3.14        --        Tax
Schedule 3.15        --        Environmental Laws and Regulations
Schedule 3.17        --        Receivables
Schedule 3.18        --        Bank Accounts
Schedule 3.19        --        Real Property
Schedule 3.20        --        Insurance
Schedule 3.21        --        Insider Interests
Schedule 3.22        --        Permits
Schedule 5.01(e)     --        Employee Benefit Arrangements

                               LIST OF EXHIBITS
Exhibit A          Escrow Agreement
Exhibit B          Opinion of Wilson Sonsini Goodrich & Rosati
Exhibit C          Phase II Environmental Workplan
Exhibit D          Opinion of Purchaser's Counsel

                     AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), is made and entered into as of February 10, 1999 by and among SymmetriCom, Inc., a California corporation ("SymmetriCom"), Linfinity Microelectronics Inc., a Delaware corporation ("Linfinity" or the "Company"), Microsemi Corporation ("Purchaser"), a Delaware corporation and Micro-Linfinity Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Purchaser ("Purchaser Sub").

WHEREAS, the respective Boards of Directors of SymmetriCom, Linfinity, Purchaser and Purchaser Sub deem it advisable and in the best interests of each company and their stockholders to enter into this Agreement and to consummate the transactions contemplated hereunder;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, SymmetriCom, Linfinity, Purchaser and Purchaser Sub agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the General Corporation Law of the State of Delaware (the "GCL"), at the Effective Time, Purchaser Sub shall be merged with and into Linfinity (the "Merger"). Following the Merger, the separate corporate existence of Purchaser Sub shall cease and Linfinity shall continue as the surviving corporation (the "Surviving Corporation").

SECTION 1.02 Effective Time; Closing. As soon as practicable after the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII, Linfinity shall execute in the manner required by the GCL and deliver to the Secretary of State of the State of Delaware a duly executed certificate of merger, and the parties hereto shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time." Prior to such filing of the certificate of merger, a closing (the "Closing") shall be held at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94301, or such other place as the parties hereto shall agree, for the purpose of confirming the satisfaction or waiver of the conditions set forth in Article VII. The date on which the Closing occurs is referred to herein as the "Closing Date."

SECTION 1.03 Effects of the Merger; Subsequent Actions. The Merger shall have the effects set forth in Section 259 of the GCL. Without limiting the generality of the foregoing, and subject thereto, any other applicable laws and as specifically provided in this Agreement, at the Effective Time, all properties, rights, privileges, powers and franchises of Linfinity and Purchaser Sub shall vest in the Surviving Corporation, and all debts, liabilities, restrictions, disabilities and duties of Linfinity and Purchaser Sub shall become debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1.04 Certificate of Incorporation and By-Laws of the Surviving Corporation. (a) The Certificate of Incorporation of Purchaser Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable law.
(b) The By-Laws of Purchaser Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable law.
(c) The name of the Surviving Corporation shall be Linfinity Microelectronics Inc., until thereafter amended in accordance with the provisions of the Certificate of Incorporation, the By-laws of the Surviving Corporation and applicable law.

SECTION 1.05 Directors. Subject to applicable law, the directors of Purchaser Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

SECTION 1.06 Officers. The officers of Purchaser Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

SECTION 1.07 Conversion of Shares. Subject to Section 2.01 below, at the Effective Time, by virtue of the Merger and in accordance with the provisions of the Company's Certificate of Incorporation and based on an aggregate purchase price payable for all the capital stock of Linfinity in the Merger of $24,125,001 (the "Purchase Price"), without any action on the part of SymmetriCom, Linfinity, Purchaser, Purchaser Sub or the holders of the following securities, each share of Linfinity Preferred Stock and each share of Linfinity Common Stock issued and outstanding immediately prior to the Effective Time (together the "Shares") (other than Dissenting Shares) shall be converted into the right to receive $2.964569 (the "Preferred Price Per Share") and $1.464569 (the "Common Price Per Share") (assuming and to be adjusted on the basis that there are 6,000,000 shares of Preferred Stock outstanding, 4,197,824 shares of Common Stock outstanding, 121,449 options outstanding at an exercise price of $0.50 and 109,000 options outstanding at an exercise price of $0.80), respectively, without interest thereon, upon surrender of the certificate formerly representing such Share. The Preferred Price Per Share and the Common Price Per Share will be adjusted as provided in the Company's Certificate of Incorporation in the event of a change in the number of outstanding shares of Preferred Stock or Common Stock from that set forth in the preceding sentence. The aggregate Preferred Price and the aggregate Common Price will be rounded down to the nearest cent after aggregating all Shares held by such stockholder.

SECTION 1.08 Conversion of Purchaser Sub Common Stock. At the Effective Time, each share of Common Stock, par value $.001 per share, of Purchaser Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

SECTION 1.09     Company Option Plan.
(a) Linfinity shall (i) terminate its 1993 Stock Plan (the "Option Plan") as of the Effective Time and (ii) grant no additional Options, restricted stock, stock units, performance units, performance shares, fixed awards or similar rights or awards under the Option Plan or otherwise on or after the date hereof. As used hereafter in this Section 1.09, "Options" shall include each stock option or other right to acquire Shares (whether or not then exercisable, and regardless of the exercise price thereof) granted by Linfinity, whether pursuant to the Option Plan or otherwise, to an employee, agent, consultant, advisor or director of Linfinity.
(b) Linfinity shall cancel each Option as of the Effective Time pursuant to the terms of the Option Plan and without limitation to the foregoing, after having given at least fifteen (15) days notice to each holder of Options of the material terms of this Agreement. In consideration for each cancellation of an Option, the holder of such Option shall be entitled to be paid out of the Purchase Price an amount equal to the product of (i) the excess of the Common Price Per Share over the per Share exercise price of such Option (the "Option Price Per Share"), and (ii) the number of Shares subject to such Option and Linfinity will deliver to the holder of such Options an "Option Cancellation Certificate." For the avoidance of doubt, Options with an exercise price of $0.50 will be entitled to $0.964569 and Options with an exercise price of $0.80 will be entitled to $0.664569 The aggregate price to be paid to the holder of any Option will be rounded down to the nearest cent after aggregating all Options for which payment will be made as held by such Optionholder. No consideration will be paid to the holder of an Option the per share exercise price of which exceeds the Common Price Per Share. Except for Purchaser's payment of the Purchase Price as expressly provided in Section 1.07, SymmetriCom shall indemnify and hold harmless Purchaser and the Company from and against any cost or liability arising in connection with Options.

SECTION 1.10 Cash and Inter-Company Loan. Prior to the Effective Time, Linfinity shall pay payables and collect receivables in the ordinary course, consistent with past practice, and neither defer payables nor accelerate collections. Immediately prior to the Effective Time, Linfinity shall use all available cash to pay all of the outstanding principal and accrued interest on that certain Inter-Company Revolving Loan Agreement (the "Inter-Company Loan") by and among Linfinity and SymmetriCom as Lender, dated August 15, 1998, and to the extent that there is insufficient cash to pay such outstanding amount, such Inter-Company Loan shall be canceled. To the extent that there is surplus cash after payment of the Inter-Company Loan prior to Closing, SymmetriCom shall be entitled to apply such excess cash for purposes of covering the assumption by it of the Bonus Plan as set forth in Section 1.11 hereof and for any other cash payments to be made to employees as a result of the consummation of this Agreement.

SECTION 1.11 Assumption of Strategic Partner Bonus Plan. Immediately prior to the Effective Time, SymmetriCom shall have legally assumed by way of assignment or otherwise the entire rights and obligations of Linfinity under that certain Strategic Partner Bonus Plan (the "Bonus Plan") entered into among Linfinity and the beneficiaries thereunder in August 1998 relating to the payment of special bonuses in connection with the sale of Linfinity, a copy of which has been provided to Purchaser. SymmetriCom will indemnify and hold the Purchaser and the Company harmless in respect of any claim or liability arising in connection with the Bonus Plan.

SECTION 1.12 The Company's Stockholders' Meeting. The Company shall take all action in accordance with the federal and state securities laws, the GCL, and the Company's Certificate of Incorporation and By-laws necessary to convene a special meeting of the Company's Stockholders' (the "Company's Stockholders' Meeting") to be held on the date determined by the Company and acceptable to Purchaser, to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated hereby, including the Company's Board of Director's Recommendation that the Company Stockholders' approve the Merger.

SECTION 1.13 Proxy Statement for the Stockholders' Meeting. Consistent with the timing for the Company's Stockholders' Meeting as determined by the Company, the Company shall use all reasonable efforts to mail at the earliest practicable date to the Company Stockholders, a proxy statement regarding the proposed Merger, which shall include all information required under applicable law to be furnished to the Company's Stockholders in connection with the Merger and the transactions contemplated thereby and hereby and shall include the Company's Board of Director's Recommendation that the Company Stockholders' approve the Merger.

ARTICLE II

DISSENTING SHARES; PAYMENT FOR SHARES

SECTION 2.01     Dissenting Shares
(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the GCL, if such Section 262 provides for appraisal rights for such Shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Preferred Price Per Share or Common Price Per Share, as the case may be, as provided in Section 1.07, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the GCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Preferred Price Per Share or the Common Price Per Share, as the case may be, if any, to which such holder is entitled, without interest or dividends thereon.
(b) Each of Linfinity and Purchaser shall give the other prompt notice of any demands received by Linfinity or Purchaser for appraisal of Shares and of all negotiations and proceedings with respect to such demands. After the Effective Time, neither Linfinity nor Purchaser shall, except with the prior written consent of SymmetriCom, make any payment with respect to, or settle or offer to settle, any such demands. SymmetriCom shall indemnify the Purchaser and the Company from any costs and expenses of the Company incurred with respect to appraisals or proceedings regarding Dissenting Shares and from any incremental amount required to be paid to a shareholder over and above the amount such shareholder is entitled to receive under this Agreement and the Merger.

SECTION 2.02     Exchange of Certificates; Escrow
(a) Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to Linfinity to act as paying agent (the "Paying Agent") in effecting the exchange for the Preferred Price Per Share of certificates (the "Preferred Certificates") that, prior to the Effective Time, represented Preferred Stock, the Common Price Per Share of Certificates (the "Common Certificates") that, prior to the Effective Time, represented Common Stock, and the Option Price Per Share for Option Cancellation Certificates. Upon the surrender of each Preferred Certificate formerly representing Preferred Stock, together with a properly completed letter of transmittal, the Paying Agent shall pay the holder of such Preferred Certificate the Preferred Price

Per Share multiplied by the number of shares of Preferred Stock formerly represented by each such Preferred Certificate, in exchange therefor, and each such Preferred Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Preferred Certificate (other than Preferred Certificates representing Dissenting Shares) shall represent solely the right to receive the Preferred Price Per Share. No interest shall be paid or accrue on the Preferred Price Per Share. If the Preferred Price Per Share (or any portion thereof) is to be delivered to any person other than the person in whose name the Preferred Certificate formerly representing shares of Preferred Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Preferred Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of the Preferred Price Per Share to a person other than the registered holder of the Preferred Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable. Upon the surrender of each Common Certificate formerly representing shares of Common Stock, together with a properly completed letter of transmittal, the Paying Agent shall pay the holder of such Common Certificate the Common Price Per Share multiplied by the number of shares of Common Stock formerly represented by each such Common Certificate, in exchange therefor, and each such Common Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Common Certificate (other than Common Certificates representing Dissenting Shares) shall represent solely the right to receive the Common Price Per Share. No interest shall be paid or accrue on the Common Price Per Share. If the Common Price Per Share (or any portion thereof) is to be delivered to any person other than the person in whose name the Common Certificate formerly representing shares of Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Common Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of the Common Price Per Share to a person other than the registered holder of the Common Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable. Upon the surrender of each Option Cancellation Certificate, together with a properly completed letter of transmittal, the Paying Agent shall pay the holder of such Option Cancellation Certificate the Option Price Per Share multiplied by the number of shares of Common Stock formerly represented by each such Option Cancellation Certificate, in exchange therefor. Until so surrendered and exchanged, each such Option Cancellation Certificate shall represent solely the right to receive the Option Price Per Share. No interest shall be paid or accrued on the Option Price Per Share. If the Option Price Per Share (or any portion thereof) is to be delivered to any person other than the person in whose name the Option Cancellation Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Option Cancellation Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of the Option Price Per Share to a person other than the registered holder of the Option Cancellation Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(b) Prior to the Effective Time, Purchaser or Purchaser Sub shall deposit, or cause to be deposited, in trust with the Paying Agent an amount equal to the Purchase Price to which holders of Shares shall be entitled at the Effective Time pursuant to Section 1.07 hereof; provided, however, that no such deposit shall relieve Purchaser or Purchaser Sub of its obligation to pay the Purchase Price pursuant to Section 1.07. Notwithstanding the foregoing, $1,125,000 of the consideration otherwise payable to SymmetriCom under this Section 2.02(b) shall not be paid in cash at the Closing, but instead shall be held in escrow pursuant to the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement").
(c) The Purchase Price shall be invested by the Paying Agent as directed by Purchaser, provided that such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having at least $1,000,000,000 in assets; provided further that no loss on investment made pursuant to this Section 2.02(c) shall relieve Purchaser or Purchaser Sub of its obligation to pay the Purchase Price pursuant to Section 1.07.
(d) Promptly after the Effective Time, the Paying Agent shall mail: (i) to each record holder of Preferred Certificates that immediately prior to the Effective Time represented Preferred Stock, a form of letter of transmittal and instructions for use in surrendering such Preferred Certificates and receiving the Preferred Price Per Share in exchange therefor and (ii) to each record holder of Common Certificates that immediately prior to the Effective Time represented Common Stock, a form of letter of transmittal and instructions for use in surrendering such Common Certificates and receiving the Common Price Per Share in exchange therefor.
(e) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares. If, after the Effective Time, Common Certificates formerly representing Common Stock are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the Common Price Per Share as provided in this
Article II, subject to applicable law in the case of Dissenting Shares.
(f) Promptly following the date which is six (6) months after the Effective Time, the Paying Agent shall deliver to Purchaser all cash and documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Common Certificate formerly representing Common Stock may surrender such Common Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Common Price Per Share, without any interest thereon.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SYMMETRICOM AND LINFINITY

SymmetriCom and the Company each represents and warrants to Purchaser and Purchaser Sub that subject to such exceptions as are specifically disclosed in the disclosure schedules corresponding to the appropriate Section and paragraph numbers herein supplied to Purchaser and Purchaser Sub (the "Linfinity Disclosure Schedules"):

SECTION 3.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has no subsidiaries. The Company has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on the Company.
The term "Material Adverse Effect on the Company," as used in this Agreement, means any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, has had or will have a material adverse effect on the business, financial condition, properties or results of operations of the Company taken as a whole; provided, however, that an effect of less than $100,000 shall be deemed not to be a Material Adverse Effect.

SECTION 3.02 Charter and By-laws. The Company has heretofore made available to Purchaser a complete and correct copy of its Certificate of Incorporation and the By-laws, each as amended as of the date hereof.

SECTION 3.03     Capitalization.
(a) The authorized capital stock of the Company consists of 30,000,000 Shares consisting of 20,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share, of which 6,000,000 shares were designated Series A Preferred Stock. As of the close of business on December 22, 1998, 10,197,824 Shares were issued and outstanding, of which 6,000,000 Shares are Series A Preferred Stock and 4,197,824 shares are Common Stock. SymmetriCom is the record and beneficial owner of 6,000,000 shares of Series A Preferred and 4,000,000 shares of Common Stock of the Company. The Company has no Shares reserved for issuance, except that, as of December 22, 1998, there were 2,303,000 Shares reserved for issuance pursuant to the Option Plan of which 1,643,102 Shares represent outstanding Options or other awards under the Option Plan and there were 6,000,000 shares of Common Stock, reserved for issuance upon conversion of the Preferred Stock. The Company has no options to purchase Shares outstanding other than Options which will be cancelled pursuant to Section 1.09(b) hereof. Since September 30, 1998, the Company has not issued any shares of capital stock except pursuant to the exercise of Options outstanding as of such date. All of the outstanding Shares are, and all Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company issued and outstanding. Except as set forth above and except for the transactions contemplated by this Agreement, there are no existing options, warrants, calls, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, and the Company is not obligated to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment. Except as set forth in Section 1.09, there are no outstanding contractual obligations of the Company to (i) repurchase, redeem or otherwise acquire any Shares of the capital stock of the Company or (ii) provide funds to or make any investment in (in the form of a loan, capital contribution or otherwise) any entity.

(b) There are no voting trusts or other agreements or understandings to which Linfinity is a party with respect to the voting of the capital stock of the Company.

SECTION 3.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement, or to consummate the transactions contemplated hereby (other than, with respect to the approval and adoption of the Merger and this Agreement by the affirmative vote of the holders of a majority of the Shares then outstanding and the approval of the holders of a majority of the Series A Preferred Stock, voting as a separate class). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Purchaser and Purchaser Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

SECTION 3.05     No Conflict; Required Filings and Consents.

(a) Except as set forth on Schedule 3.05 hereto, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or the compliance by the Company with any of the provisions hereof will (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company, or by which its properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any lien on any of the property or assets of the Company (any of the foregoing referred to in clause (ii) or this clause (iii) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties may be bound or affected.
(b) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or the compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity"), except for (i) the filing of a certificate of merger pursuant to the GCL, (ii) notifications required by certain environmental statutes, and (iii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").
(c) The Company is not subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, instrument, order, judgment or decree, or any other agreement, contract or restriction of any kind or character which would prevent consummation of the transactions contemplated by this Agreement, compliance by the Company with the terms, conditions and provisions hereof or the continued operation of the business of the Company after the date hereof or as of the Closing Date on substantially the same basis as heretofore operated or which would restrict the ability of the Company to acquire any property or conduct business of the nature currently conducted by the Company.

SECTION 3.06 Linfinity Financial Statements. Schedule 3.06 sets forth the Company's unaudited balance sheet as of June 30, 1998 and the Company's' unaudited balance sheet as of September 30, 1998 and the related unaudited statements of income and cash flow for the three (3) months then ended (the "Financials"). The Financials have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other (except that they do not contain all the notes that may be required by GAAP). The Financials present fairly the financial condition, operating results and cash flows of the Company as of the dates and for the periods indicated therein, subject to normal year-end adjustments, which on the basis of information available or which should be available to the Company as of the date hereof will not be material in amount or significance. The Company's' unaudited Balance Sheet as of September 30, 1998 is sometimes referred to herein as the "Current Balance Sheet".

SECTION 3.07 No Undisclosed Liabilities. The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether accrued, absolute, contingent, matured, unmatured or other) required to be reflected in financial statements in accordance with GAAP, which individually or in the aggregate, (i) has not been reflected in the Current Balance Sheet, or (ii) has not arisen in the ordinary course of the Company's' business consistent with past practices since the date of the Current Balance Sheet.

SECTION 3.08 No Changes. Except as set forth on Schedule 3.08, since September 30, 1998, there has not been, occurred or arisen any:
(a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;
(b) amendments or changes to the Certificate of Incorporation or By-laws of the Company;
(c) capital expenditure or commitment by the Company, either individually or in the aggregate, exceeding $50,000;
(d) loss of or any material destruction of or damage to any material assets, business or customer of the Company (whether or not covered by insurance) either individually or in the aggregate in excess of $50,000;
(e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;
(f) material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;
(g)     revaluation by the Company of any of its assets;
(h) declaration, setting aside or payment of a dividend or other distribution with respect to any Shares, or any direct or indirect redemption, purchase or other acquisition by the Company of any Shares other than repurchases of stock from former employees, directors and consultants at cost in connection with any termination of service to the Company;
(i) material increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation to any such person;
(j) termination, extension, amendment or modification to the terms of any material agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets is bound, other than licenses of products in the ordinary course of business;
(k) sale, lease, license or other disposition of any of the material assets or properties of the Company, or the creation of any security interest in such assets or properties other than licenses of products in the ordinary course of business;
(l) loan by the Company to any person or entity, incurring by the Company of any indebtedness for borrowed money, guaranteeing by the Company of any indebtedness for borrowed money, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business and not exceeding $50,000 in the aggregate, consistent with past practices and drawdowns by the Company from SymmetriCom pursuant to the Inter-Company Loan;
(m) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company in excess of $50,000 in the aggregate;
(n) commencement or notice or threat or reasonable basis therefor of any lawsuit or proceeding against or investigation of the Company or its affairs;
(o) notice, oral or written, of any claim or potential claim of ownership by a third party of the Company Intellectual Property (as defined in Section 3.13 below) or, to the knowledge of the Company, infringement by the Company of any third party's Intellectual Property rights;
(p) issuance or sale, or contract to issue or sell, by the Company of any Company Shares, or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing; except for issuance of Shares of the Company in accordance with Options granted under the Option Plan;
(q) material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;
(r) event or condition of any character that has or would reasonably be expected to have a Material Adverse Effect on the Company;

(s) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through
(r) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

SECTION 3.09     Contracts, Commitments and Proposals
(a) Except as listed in Schedule 3.09 the Company is not bound by any of the following:
(i) any contract or commitment which requires payment or services in excess of $100,000 or which requires payment or services in excess of $10,000 and has an unexpired term in excess of one (1) year;
(ii) any agreement, contract or instrument that grants a power of attorney, agency or similar authority to another Person or entity;
(iii) any agreement, contract or commitment to loan or advance to, invest in, or guaranty any indebtedness or obligation of, any individual, partnership, joint venture, corporation, trust, unincorporated organization or other entity, where the principal amount thereof is more than $100,000 in the ordinary course of the Company's business, or, if such agreement, contract, commitment or guarantee is not in the ordinary course of business of the Company, any amount whatsoever.
(iv) any agreement, contract or commitment relating to the employment of any Person by the Company or any Subsidiary not terminable at will by the employer, or any bonus, deferred compensation, pension, severance, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;
(v) any consulting or similar type of contract which is not, without any payment required thereunder (beyond those due for work performed or materials delivered thereunder), terminable upon ninety (90) days' notice (or less);
(vi)     any confidentiality, non-disclosure or similar agreement;
(vii) any agreement, contract or commitment which has had, or would reasonably be expected to have, an adverse impact on the business or operations of the Company, in excess of $100,000;
(viii) any agreement, contract or commitment limiting the freedom of the Company from engaging in its present business;
(ix) any contract or agreement that contains a right of first refusal with respect to any material asset of the Company; and

(x) any unexpired written bid or proposal to enter into any of the agreements identified above that is of a nature that it could, as presented, be accepted by a third party and be thereby binding upon the Company.
(b) Each contract, agreement and commitment listed in Schedule 3.09 is valid and in full force and effect and there exists no (A) material default or event of default or (B) event, occurrence, condition or act which, with the giving of notice or the lapse of time, would become a material default or event of material default thereunder. The Company has fully performed all of the terms or conditions of any contract or agreement set forth in Schedule 3.09 (or required to be set forth in such Schedule) in all material respects which is required to be performed on or prior to the date hereof and all of the covenants required to be performed by any other party thereto on or prior to the date hereof have been performed in all material respects. A copy of each contract, agreement or commitment listed in Schedule 3.09 has heretofore been made available or delivered to, Purchaser and such copy is true, correct and complete.

SECTION 3.10 Litigation. Except as set forth in Schedule 3.10, as of the date hereof, there are no suits, claims, actions, proceedings, including, without limitation, arbitration proceedings or alternative dispute resolution proceedings, or investigations ("Litigation") pending or, to the knowledge of the Company, threatened against the Company before any Governmental Entity that would be reasonably likely to have a Material Adverse Effect on the Company, nor is there, to the knowledge of the Company any basis for such proceedings or investigations, and, to the knowledge of the Company, there is no written judgment, decree, injunction, award or order outstanding, against or affecting the Company, the business of the Company, any of the Company's assets or the Company Shares, or any transaction contemplated by this Agreement; and the Company has not received any notice from any Governmental Entity claiming any violation of any law, and the Company has not been during the past five years nor is the Company currently in violation of any law which violation would have a Material Adverse Effect on the Company and, to the knowledge of the Company, no event has occurred or condition or state of facts exists that would give rise to any such violation. The Company does not have Litigation pending against any third party, except as listed on Schedule 3.10.

SECTION 3.11     Employee Plans and Arrangements.
(a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 3.11(a)(i) below (which definition shall apply only to this Section 3.11), for purposes of this Agreement, the following terms shall have the meanings set forth below:
(i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;
(ii)     "Code"  shall mean the Internal Revenue Code of 1986, as amended;

(iii) "Company Employee Plan" or Linfinity Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;
(iv) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;
(v)     "DOL" shall mean the Department of Labor;
(vi) "Employee" shall mean any current or former employee, consultant or director of the Company or any Affiliate;
(vii) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee;
(viii) "Employee Welfare Benefit Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement that is defined in Section 3(1) of ERISA which is or is deemed to be maintained, contributed to, or required to be contributed to by the Company or any Affiliate for the benefit of any Employee immediately prior to the Effective Time;
(ix) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;
(x)     "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;
(xi)     "IRS" shall mean the Internal Revenue Service;
(xii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;
(xiii)     "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

(xiv) "Pension Plan" shall mean each Linfinity Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.
(b) Schedule. Schedule 3.11(b) contains an accurate and complete list of each Linfinity Employee Plan and each Employee Agreement under each Linfinity Employee Plan or Employee Agreement.
(c) Documents. The Company has made available to Purchaser: (i) correct and complete copies of all documents embodying each Linfinity Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Linfinity Employee Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Linfinity Employee Plan; (iv) the most recent IRS determination letter, if applicable; (v) all material correspondence to or from any governmental agency relating to any Linfinity Employee Plan; and (vi) all COBRA forms and related notices.
(d) Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Linfinity Employee Plan, and each Linfinity Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code and the Company has not, and to SymmetriCom's and the Company's knowledge each other fiduciary has not, breached its fiduciary duty with respect to any Linfinity Employee Plan;
(ii) each Linfinity Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Linfinity Employee Plan and neither the Company nor SymmetriCom are aware of any facts that would materially adversely affect the continuing applicability of such favorable determinations; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Linfinity Employee Plan or against the assets of any Linfinity Employee Plan; (v) there are no audits, inquiries or proceedings by the IRS or DOL with respect to any Linfinity Employee Plan; and (vi) neither Linfinity nor any Affiliate is subject to any penalty or tax with respect to any Linfinity Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.
(e) Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.
(f) Multiemployer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.
(g) No Post-Employment Obligations. No Linfinity Employee Plan provides, or reflects or represents any liability to provide, retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable statute, or benefits arising in connection with a separation or severance program, plan or arrangement or benefits for which the participant pays the full cost.
(h) COBRA. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.
(i)     Effect of Transaction.
(i) Except as set forth on Schedule 3.11(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Linfinity Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
(ii) Except as set forth on Schedule 3.11(i), no payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement or otherwise will be characterized as a "parachute payment," within the meaning of
Section 280G(b)(2) of the Code.
(j) Employment Matters. The Company: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy.
(k) Labor. To the best of the Company's knowledge, no work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.
(l) Plan Termination. No Linfinity Employee Plan precludes the Company from prospectively amending or terminating such Linfinity Employee Plan.

SECTION 3.12 Assets. The Company has (a) good and marketable title to or a valid leasehold interest under a capitalized lease in all assets recorded on the Company's balance sheet as of September 30, 1998 included in the Company Financial Statements referred to in Section 3.06 except for assets disposed of in the ordinary course of business since such date, and (b) a valid leasehold or other interest in all other assets used by it in its business, except in each case for exceptions to the foregoing that would not have a Material Adverse Effect on the Company.

SECTION 3.13     Intellectual Property.
(a) Schedule 3.13 lists all of the United States (a) patent and patent applications; (b) registered trademarks and trademark applications; (c) registered copyrights and applications for copyright registration; (d) mask work registrations and applications to register mask works; and (e) other registered Intellectual Property owned by the Company.
(b) Except for any exceptions to the following that would not have a Material Adverse Effect on the Company, to the Company's knowledge (but without conducting an investigation), the Company owns or has the right to use all Intellectual Property reasonably necessary for the Company to conduct its business as it is currently conducted and consistent with past practice.

(c) Except for any exceptions to the following that would not have a Material Adverse Effect on the Company and except as set forth in Schedule 3.13:
(i) to the Company's knowledge (but without conducting an investigation), the Intellectual Property owned by the Company is free of all Liens and security interests; (ii) the Intellectual Property owned by the Company does not infringe upon the Intellectual Property rights of any third party; (iii) none of the Intellectual Property owned by the Company is the subject of any material license or other material agreement granting rights therein to any third party (except for contracts relating to manufacturing information and confidential information licensed to foundries, distributors, OEMs and third parties in the ordinary course of the Company's business); (iv) no judgment, decree, injunction, rule or order has been rendered by any Governmental Entity which would limit, cancel or question the validity of, or the Company's rights in and to, any Intellectual Property owned by the Company; (v) the Company has not received notice of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or the Company's rights in and to, any Intellectual Property owned or used by the Company; (vi) no person is infringing or misappropriating any Intellectual Property owned or used by the Company; and (vii) the Company takes reasonable steps to protect, maintain and safeguard the Intellectual Property owned by the Company, including any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and have caused its employees to execute agreements in connection with the foregoing.
(d) For purposes of this Agreement "Intellectual Property" shall mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including without limitation all (i)(A) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protections; (B) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (C) trademarks, service marks, and trade names, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (D) trade secrets and other confidential information; and (ii) all registrations, applications, recordings, and licenses or other similar agreements related to the foregoing.

SECTION 3.14     Taxes.
(a) The Company has (i) filed all Tax Returns which it is required to file under applicable laws and regulations either separately or as a member of a group of corporations pursuant to the Code, (ii) paid all Taxes which have become due and payable, and (iii) accrued as a liability on the balance sheet included in the Company's Financial Statements described in Section 3.06 all Taxes which were accrued but not yet due and payable as of the date thereof.
For purposes of this Agreement, "Tax" or "Taxes" shall mean any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind, including any interest or penalties in respect of the foregoing. "Income Taxes" shall mean any federal, state, local or foreign income, gross receipts, franchise, estimated or alternative minimum tax of any kind, including any interest or penalties in respect of the foregoing. "Tax Returns" means returns, declarations, reports, information returns, or other documents filed or required to be filed in connection with the determination, assessment or collection of Taxes of any person or the administration of any laws, regulations or administrative requirements relating to any Taxes.
(b) Except as disclosed in Schedule 3.14, none of the United States federal and state income Tax Returns of the Company have been audited by the IRS or relevant state tax authorities. SymmetriCom has provided or made available all reasonably requested information regarding any such Tax audits to the Purchaser and its accountants. Except as disclosed in Schedule 3.14, neither SymmetriCom nor the Company has been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.
(c) There is no contract, agreement, plan or arrangement to which the Company is a party, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount following the Closing that would not be deductible pursuant to Section 280G, 404 or 162(m) of the Code.
(d) The Company is, and will be at the Closing Date, a "Section 338(h)(10) target" and a member of the consolidated group of which SymmetriCom is the common parent within the meaning of Code Section 338(h)(10) and Treasury Regulation Section 1.338(h)(10)-1(c)(1) and (3), and the Company and SymmetriCom are eligible to make a Section 338(h)(10) election as contemplated by Section
6.09 of this Agreement.

SECTION 3.15     Environmental Laws and Regulations.  Except as disclosed in
Schedule 3.15:
(a) The Company (i) is and has been in compliance with applicable Environmental Laws; (ii) has not received any notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (iii) has not received notice of any Environmental Claim (as hereinafter defined) filed or threatened against it, or against any Person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law;
(iv) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; and (v) is not aware of the presence of Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as would give rise to any liability or corrective or remedial obligation under any Environmental Laws.
(b) "Environmental Claim" means any notice, claim, act, cause of action or investigation by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any Hazardous Materials (as hereinafter defined) or (B) any violation, or alleged violation, of any Environmental Laws. "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment or the protection of human health, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.

SECTION 3.16 Inventory. All of the finished goods inventory of the Company is in good, merchantable and usable condition and is salable in the ordinary course of business within a reasonable time, except to the extent (and in the amount) reserved for on the Company Financial Statements. None of the Company's inventory has been consigned to others or is on consignment from others.

SECTION 3.17 Receivables. Schedule 3.17 discloses all trade and other accounts receivable of the Company ("Receivables") outstanding as of September 30, 1998, presented on an aged basis, and separately identifies the name of each account debtor and the total amount of each related Receivable. All Receivables, whether reflected on the Company Financial Statements, disclosed on
Schedule 3.17 hereto or created after the date of the Company Financial Statements, arose from bona fide sale transactions of the Company and no portion of any Receivable is subject to counterclaim, defense or set-off or is otherwise in dispute, except to the extent (and in the amount) reserved for on the Company Financial Statements for normal cash and trade discounts, price protection, stock rotation and other miscellaneous returns (and since the data of the Company Financial Statements, such reserves for normal cash and trade discounts as are consistent with past practice). Except to the extent of the recorded reserve for doubtful accounts, all of the Receivables are collectible in the ordinary course of business using commercially reasonable efforts.

SECTION 3.18 Bank Accounts. Set forth in Schedule 3.18 is an accurate and complete list showing the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto.

SECTION 3.19 Real Property. Schedule 3.19 discloses all real property currently owned by the Company (the "Owned Properties"). The Company owns the Owned Properties free and clear of any liens or encumbrances other than liens for taxes not yet delinquent, such matters as would be shown by an accurate survey of the Owned Properties, and the matters described on Schedule 3.19 hereto (collectively, the "Permitted Title Exceptions"). Schedule 3.19 discloses all real properties currently leased by the Company (the "Leased Properties") and identifies the Company's leases (the "Leases") of all such Leased Properties. The Owned Properties and the Leased Properties are collectively referred to herein as the "Real Properties." The Leases are in full force and effect and constitute the entire agreement between the Company as tenants and the landlords thereunder with respect to the respective Leased Properties. The Company has not received written notice of any default under any Lease that has not been remedied or waived. There currently exists no sublease of any Leased Property by the Company. Copies of all title insurance policies written in favor of the Company have been delivered to Purchaser. Except as may be disclosed in the Leases or such title policies, the Company has not received written notice from any governmental authority that a Real Property is in violation of any applicable land use, zoning, building or fire code, statute, ordinance or law that has not been remedied or waived. The Company has not received written notice of condemnation of any Real Property.

SECTION 3.20 Insurance. Set forth in Schedule 3.20 is a complete list of insurance policies which the Company maintains with respect to the business or the operations, properties or employees of the Company. The Company has paid all premiums due under said policies and such policies are in full force and effect.

SECTION 3.21 Insider Interests. Except as set forth on Schedule 3.21 (and except for de- minimus amounts), no director, officer or other Affiliate of the Company ("Related Party") has any interest in any property, real or personal, tangible or intangible of the Company, is indebted or otherwise obligated to the Company (other than for employee reimbursement arising in the ordinary course of business), has any contractual relationship with the Company (other than as an employee of the Company) or is an officer, director, employee or consultant of a competitor of the Company. Except as set forth on Schedule 3.21, the Company is not indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. Except as set forth on Schedule 3.21, no Related Party will at any time after the Closing, pursuant to agreements or arrangements created prior to Closing, directly or indirectly, be or become entitled to receive any payment or transfer of money or other property of any kind from the Company, and the Company will not at any time after Closing for any reason, directly or indirectly, be or become subject to any obligation of any Related Party.

SECTION 3.22 Permits. The Company holds all "Permits" (defined to include any permit, certificate, license, franchise, privilege, approval, registration or authorization required under any law in connection with the operation of its assets and business). All Permits of the Company are listed on Schedule 3.22. Each Permit is valid, subsisting and in full force and effect. The Company is in compliance with and has fulfilled and performed its obligations under each Permit, and no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or any of them) that could constitute a breach or default under any Permit. The Company has not received any notice of non-renewal of any Permit.

SECTION 3.23 Disclosure. No representation, warranty or written statement or certificate made or furnished by the Company in this Agreement, or any Schedule or Exhibit furnished to Purchaser pursuant to the express terms hereof, contains or will contain any misstatement of a material fact or omits or will omit to state a material fact necessary in order to make the representations, warranties and statements contained herein and therein not misleading in light of the circumstances in which they are made.

SECTION 3.24 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the Company's Stockholders, and (b) resolved to recommend that the Company's Stockholders approve this Agreement and the transactions contemplated herein, including the Merger (the "Company Board Recommendation").

SECTION 3.25 Brokers. Except for the engagement of B.T. Alex Brown, Inc., whose fees will be paid by SymmetriCom, none of the Company, or any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SYMMETRICOM

SymmetriCom represents and warrants to Purchaser and Purchaser Sub that:

SECTION 4.01 Organization. SymmetriCom is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

SECTION 4.02 Title to Stock. SymmetriCom is the beneficial and record owner of 6,000,000 shares of Series A Preferred Stock and 4,000,000 shares of Common Stock of the Company and SymmetriCom has good and marketable title thereto, free and clear of any liens, "Encumbrances" (defined as any liability, debt, mortgage, deed of trust, pledge, security interest, encumbrance, option, right of first refusal, agreement of sale, adverse claim, easement, lien, assessment, restrictive covenant, encroachment, burden or charge of any kind or nature whatsoever or any item similar to related to the foregoing), security agreements, equities, charges, conditions and restrictions.

SECTION 4.03 Authority Relative to this Agreement. SymmetriCom has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SymmetriCom and the consummation by

SymmetriCom of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of SymmetriCom and no other corporate proceedings on the part of SymmetriCom are necessary to authorize or approve this Agreement, or to consummate the transactions contemplated hereby (other than following the date hereof and prior to the Closing, the approval and adoption of the Merger and this Agreement by the affirmative vote of the holders of a majority of the Shares then outstanding and the approval of a majority of the Series A Preferred Stock, voting as a separate class). This Agreement has been duly and validly executed and delivered by SymmetriCom and, assuming the due and valid authorization, execution and delivery of this Agreement by Purchaser and Purchaser Sub, constitutes a valid and binding obligation of SymmetriCom enforceable against SymmetriCom in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

SECTION 4.04     No Conflict; Required Filings and Consents.
(a) None of the execution, delivery or performance of this Agreement by SymmetriCom, the consummation by SymmetriCom of the transactions contemplated hereby or the compliance by SymmetriCom with any of the provisions hereof will
(i) conflict with or violate the Articles of Incorporation or By-Laws of SymmetriCom, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to SymmetriCom, or by which its properties or assets may be bound or affected.
(b) None of the execution, delivery or performance of this Agreement by SymmetriCom, the consummation by SymmetriCom of the transactions contemplated hereby or the compliance by SymmetriCom with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to by SymmetriCom (any of the foregoing being a "Consent"), any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity"), except for (i) the filing of a certificate of merger pursuant to the GCL, (ii) notifications required by certain environmental statutes, and (iii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

(c) SymmetriCom is not subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, instrument, order, judgment or decree, or any other agreement, contract or restriction of any kind or character which would prevent consummation of the transactions contemplated by this Agreement or compliance by SymmetriCom with the terms, conditions and provisions hereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PURCHASER SUB

Purchaser and Purchaser Sub represent and warrant to the Company that:

SECTION 5.01 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of its organization and each material subsidiary of Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Purchaser Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of its organization. Each of Purchaser and its material subsidiaries (including Purchaser Sub) has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on Purchaser. The term "Material Adverse Effect on Purchaser," as used in this Agreement, means any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, has had or will have a materially adverse effect on the business, financial condition, properties or results of operations of Purchaser and its Subsidiaries taken as a whole provided, however, that an effect of less than $100,000 shall be deemed not to be a Material Adverse Effect.

SECTION 5.02 Authority Relative to this Agreement. Each of Purchaser and Purchaser Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and Purchaser Sub and the consummation by Purchaser and Purchaser Sub of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of Purchaser and Purchaser Sub and by Purchaser as sole stockholder of Purchaser Sub, and no other corporate proceedings on the part of Purchaser or Purchaser Sub are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Purchaser and Purchaser Sub and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Purchaser and Purchaser Sub enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

SECTION 5.03     No Conflict; Required Filings and Consents.
(a) None of the execution and delivery of this Agreement by Purchaser or Purchaser Sub, the consummation by Purchaser or Purchaser Sub of the transactions contemplated hereby or compliance by Purchaser or Purchaser Sub with any of the provisions hereof will (i) conflict with or violate the organizational documents of Purchaser or Purchaser Sub, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Purchaser or Purchaser Sub, or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser or Purchaser Sub, or any of their subsidiaries, is a party or by which any of their respective properties or assets may be bound or affected, except in the case of the foregoing clauses
(ii) and (iii) for any such Violations which would not have a Material Adverse Effect on Purchaser or materially adversely affect the ability of Purchaser or Purchaser Sub to consummate the transactions contemplated hereby.
(b) None of the execution and delivery of this Agreement by Purchaser and Purchaser Sub, the consummation by Purchaser and Purchaser Sub of the transactions contemplated hereby or compliance by Purchaser and Purchaser Sub with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) the filing of a certificate of merger pursuant to the GCL, (ii) compliance with the HSR Act and any requirements of any foreign or supranational Antitrust Laws and (iii) Consents the failure of which to obtain or make would not have a Material Adverse Effect on Purchaser or materially adversely affect the ability of Purchaser or Purchaser Sub to consummate the transactions contemplated hereby.

SECTION 5.04 Financing. Subject to the condition set forth in Section 7.02(i), Purchaser or Purchaser Sub will have available to it at the time required the funds necessary to consummate the Merger and the transactions contemplated hereby.

SECTION 5.05 Brokers. None of Purchaser, Purchaser Sub, any of their Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, other than Purchaser's engagement of A.G. Edwards with respect to a fairness opinion, whose fees will be paid by Purchaser.

ARTICLE VI

COVENANTS

SECTION 6.01 Conduct of Business of the Company. Except as expressly contemplated by this Agreement or with the prior written consent of Purchaser, during the period from the date of this Agreement to the Effective Time, the Company will conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its best reasonable efforts to preserve intact the business organization of the Company, to keep available the services of its present officers and key employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company will not, prior to the Effective Time, without the prior written consent of Purchaser:
(a) adopt any amendment to its Certificate of Incorporation or By-laws or comparable organizational documents;
(b) issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (i) additional shares of capital stock of any class, or securities convertible into, exchangeable for or evidencing the right to substitute for, capital stock of any class, or any rights, warrants, options, calls, commitments or any other agreements of any character, to purchase or acquire any capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, capital stock, other than the issuance of Shares, pursuant to the exercise of Options outstanding on the date hereof, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;
(c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock;
(d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities other than (i) the purchase and cancellation of Options in accordance with Section 1.09 of the Agreement or
(ii) repurchases from employees at cost upon termination of their employment with the Company;
(e) except for increases in salary and wages granted to officers and employees of the Company in conjunction with promotions or other changes in job status or normal compensation reviews in the ordinary course of business consistent with past practice (all of which shall be promptly disclosed to Purchaser), increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees, or pay or award any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options pursuant to the Option Plans or otherwise) or grant any additional severance or termination pay to (other than as required by existing agreements or policies listed on Schedule 5.01(e) hereto), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or, except pursuant to arrangements disclosed in Schedule 5.01(e) or as required by Section 1.09, establish, adopt, enter into, amend, accelerate any rights or benefits or waive any performance or vesting criteria under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees (any of the foregoing being an "Employee Benefit Arrangement"), except in each case to the extent required by applicable law or regulation; provided, however, that nothing herein will be deemed to prohibit the payment of benefits as they become payable;
(f) acquire, sell, lease or dispose of any assets or securities which are material to the Company, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction, in each case outside the ordinary course of business consistent with past practice;
(g) (i) except for drawdowns and the payment of the Inter-Company Loan described in Section 1.10 hereof, incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company may incur or pre-pay debt in the ordinary course of business in amounts and for purposes consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business consistent with past practice, or (iii) make any loans, advances or capital contributions to, or investments in, any other Person except in the ordinary course of business consistent with past practice;
(h)     settle or compromise any suit or claim or threatened suit or claim;
(i) other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any contract, (ii) waive, release, relinquish or assign any contract (or any of the Company's rights thereunder), right or claim, or (iii) cancel or forgive any indebtedness owed to the Company;
(j) make any tax election not required by law or settle or compromise any tax liability, in either case that is material to the Company except for an election pursuant to Section 338(h)10 of the Code in connection with this Agreement and the transactions contemplated hereunder;
(k) make any material change, other than in the ordinary course of business and consistent with past practice or as required by applicable law, regulation or change in generally accepted accounting principles, applied by the Company (including tax accounting principles);

(l) release any Person or entity from, or waive any provision of, or any confidentiality agreement between it and another person or entity;
(m) agree in writing or otherwise to take any of the foregoing actions prohibited under Section 5.01 or any action which would cause any representation or warranty in this Agreement to be or become untrue or incorrect in any material respect; or
(n) take any action that is outside the normal course of business consistent with past practice to defer the payment of payables, or to accelerate the collection of receivables.

SECTION 6.02 Access to Information. From the date of this Agreement until the Effective Time, the Company will, and will cause its officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives"), to give Purchaser and Purchaser Sub and their respective officers, employees, counsel, advisors and representatives (collectively, the "Purchaser Representatives") reasonable access, during normal business hours, to the offices and other facilities and to the books and records of the Company and will cause the Company Representatives to furnish Purchaser, Purchaser Sub and Purchaser Representatives to the extent available with such financial and operating data and such other information with respect to the business and operations of the Company as Purchaser and Purchaser Sub may from time to time reasonably request. Purchaser will comply with the terms of the Confidentiality Agreement (as hereinafter defined).

SECTION 6.03     Reasonable Best Efforts.
(a) Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in
Article VII are satisfied, to remove any injunctions or other impediments or delays, legal or otherwise and to consummate and make effective the transactions contemplated by this Agreement.
(b) If at any time after the Effective Time any reasonable further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable reasonable action.

SECTION 6.04     Consents.
(a) Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other public or private person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by this Agreement.

(b) Each of the Company and Purchaser shall use its reasonable best efforts to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any other Governmental Entity in connection with antitrust matters. The Purchaser (or the Purchaser
Sub) and the Company (or SymmetriCom) will each pay one-half of the filing fee of the HSR notification.
(c) In furtherance and not in limitation of the foregoing, each of Purchaser and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any Governmental Entity ("Antitrust Laws"); provided, however, that nothing in this Agreement shall require, or be construed to require, Purchaser or any of its affiliates to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Purchaser, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any changes or restrictions in the operations of any such assets or businesses.
(d) Any party hereto shall promptly inform the others of any material communication from the United States Federal Trade Commission, the Department of Justice or any other governmental authority regarding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Purchaser will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Purchaser proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement.

SECTION 6.05 Public Announcements. The mutual press release with respect to the execution of this Agreement shall be a joint press release acceptable to Purchaser, the Company and SymmetriCom. Thereafter, so long as this Agreement is in effect prior to the Closing, neither Purchaser nor Purchaser Sub, on the one hand, nor the Company nor any affiliate of the Company, on the other, shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without prior consultation with the other party, except as may be required by law (it being understood and agreed that each of Purchaser and the Company's parent corporation, SymmetriCom, intends to file a Current Report on Form 8-K with respect to the transaction contemplated hereby promptly after the date hereof).

SECTION 6.06 Notification of Certain Matters. The parties shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event regarding such notifying party which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any material covenant, condition or agreement under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of the notifying party, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

SECTION 6.07 Acquisition Proposals. Neither the Company nor any stockholder shall (nor shall the Company permit any of its Affiliates to) directly or indirectly, solicit, initiate or encourage any inquiries or the making of any proposals from, engage or participate in any negotiations or discussions with, provide any confidential information or data to, or enter into (or authorize) any agreement or agreement in principle with any Person or announce any intention to do any of the foregoing, with respect to any offer or proposal to acquire all or any substantial part of the assets, properties, or the business of the Company or the Shares, whether by merger, purchase of capital stock or assets or otherwise (a "Competing Proposal"); provided, however, that at any time prior to the approval of the Merger by the Company Stockholders', the Company may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers an unsolicited Competing Proposal to the Company, if and so long as the Board of Directors of the Company determines in good faith by a majority vote (after consultation with and receipt of written advice from outside counsel which is consistent with such a determination) that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors of the Company under applicable Law. The Company shall immediately advise Purchaser, in writing, of any inquiry, offer or proposal regarding a Competing Proposal and/or any determination by the Company's Board of Directors with respect thereto, and shall keep Purchaser informed at all times of the status thereof.

SECTION 6.08 Additional SymmetriCom Obligations. In order to induce Purchaser to enter into this Agreement, and as further consideration for the promises and mutual covenants herein, SymmetriCom further represents, warrants and covenants with Purchaser as follows:
(a) Voting. SymmetriCom will vote or cause to be voted all shares of capital stock of the Company owned of record or beneficially owned or held in any capacity by it or under its control in favor of the Merger and other transactions provided for in or contemplated by this Agreement.
(b) Restriction on Transfer. SymmetriCom will not sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein or agree to sell, transfer, pledge or otherwise dispose of any of the Company or any interest therein prior to Closing or the termination of this Agreement, without Purchaser's express written consent.

SECTION 6.09     Certain Tax Matters

(a)     Liability for Taxes.

(i) SymmetriCom shall be liable for all Taxes (A) imposed on the Company or any corporation (other than the Company) that joins with SymmetriCom in filing a combined or consolidated tax return (the "Company Tax Group") for any taxable year, or (B) imposed on the Company or for which the Company may otherwise be liable, for any taxable year or period that ends on or before the Closing Date (including Income Taxes attributable to the Section 338(h) (10) Election) (a "Pre-Closing Period") and, with respect to any period beginning prior to the Closing Date and which does not terminate on the Closing Date (a "Straddle Period"), the portion of such Straddle Period ending on and including the Closing Date; provided, however, that SymmetriCom shall not be liable for and shall not indemnify Purchaser for any (i) Taxes (other than Taxes attributable to the Section 338(h) (10) Election) imposed on the Company as a result of transactions (other than transactions in the ordinary course of business) occurring on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing or (ii) any Taxes (other than income, franchise or similar Taxes) reflected on the Current Balance Sheet or incurred in the ordinary course of business since the Current Balance Sheet ((i) and (ii) being referred to as "Excluded Taxes"). SymmetriCom shall be entitled to any refund of Taxes for which it is liable pursuant to this paragraph (a) (i).

(ii) Purchaser shall be liable for (A) all Taxes imposed on the Company, or for which the Company may otherwise be liable, for any taxable year or period that begins after the Closing Date (a "Post-Closing Period") and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (B) any Excluded Taxes. Purchaser shall be entitled to any refund of Taxes for which it is liable pursuant to this paragraph (a)(ii).

(iii) For purposes of paragraphs (a)(i) and (a)(ii) of this Section 6.09, whenever it is necessary to determine the liability for Taxes of SymmetriCom for a portion of any Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that (I) Taxes imposed on the Company as a result of transactions (other than transactions in the ordinary course of business) occurring on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date and (II) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis. For purposes of paragraphs (a)(i) and (a)(ii) of this
Section 6.09, whenever it is necessary to determine the liability for Taxes (other than Excluded Taxes) attributable to real or personal property Taxes of the Company for a portion of any Straddle Period, the total amount of such Taxes for the period in question shall be multiplied by a fraction, the numerator of which is the number of days of the Straddle Period that are in the Pre-Closing Period and the denominator of which is the total number of days in the Straddle Period; provided, however, that any amount of Straddle Period Taxes attributable to the increase in the assessed value of real or personal property as a result of the transactions contemplated by this Agreement shall be borne by Purchaser.

(iv) For purposes of paragraphs (a) (i) and (a) (ii) of this Section 6.09 whenever it is necessary to allocate an item of income, gain, deduction, loss or credit to either a taxable year or period that ends on or before the Closing Date or a taxable year or period that begins after the Closing Date, rules consistent with those in Treas. Reg. (S) 1.1502-76(b) shall be applied.

(v) If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction or credit that results in an increase in an Income Tax liability for which SymmetriCom would otherwise be liable pursuant to paragraph (a) (i) of this Section 6.09, and such change results in a decrease in the Income Tax liability of the Company, Purchaser, or any Affiliate or successor thereof for any taxable year or period beginning after the Closing Date or for the portion of any Straddle Period beginning after the Closing Date, SymmetriCom shall not be liable pursuant to such paragraph (a) (i) with respect to such increase to the extent of such decrease. If, as a result of any action, suit, investigation, audit, claim, assessment or amended Income Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction or credit that results in an increase in an Income Tax liability for which Purchaser would otherwise be liable pursuant to paragraph (a) (ii) of this
Section 6.09, and such change results in a decrease in the Income Tax liability of SymmetriCom or any Affiliate or successor thereof (other than the Company) for any taxable year or period ending on or before the Closing Date or for the portion of any Straddle Period ending on the Closing Date (other than by reason of a carryback of losses or deductions), Purchaser shall not be liable pursuant to such paragraph (a) (ii) with respect to such increase to the extent of such decrease.

(vi) Purchaser shall pay all Transfer Taxes. For purposes of this Agreement, "Transfer Taxes" means all stamp, recordation, sales, use, real property transfer or gains or similar transfer Taxes attributable to the actual or deemed transfer of property or stock from SymmetriCom or the Company to Purchaser or the Company, together with any penalties or interest with respect to such taxes.

(vii) On or prior to the Closing Date, all Tax Sharing Arrangements (other than this Agreement) between the Company, on one hand, and SymmetriCom or any member of the Company Tax Group, on the other hand, shall terminate and the Company shall not have any further rights or obligations thereunder. For purposes of this paragraph, a "Tax Sharing

Arrangement" shall mean any agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes the Company.

(b)     Tax Returns.

(i) SymmetriCom shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending on or before the Closing Date and which relate to Taxes for which SymmetriCom is liable pursuant to Section 6.09(a)(i) and shall remit any Taxes due in respect of such Tax Returns, and Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. Any Tax Returns required to be filed by Purchaser pursuant to this Section 6.09 relating in whole or in part to Taxes for which SymmetriCom is liable pursuant to paragraph (a)(i) of this Section 6.09 shall be submitted to SymmetriCom for SymmetriCom's approval (which approval shall not be unreasonably withheld) prior to Purchaser filing such Tax Returns. SymmetriCom or Purchaser shall reimburse the other party for the Taxes for which SymmetriCom or Purchaser is liable pursuant to paragraphs (a)(i) and (ii) of this Section 6.09 but which are payable with Tax Returns to be filed by the other party pursuant to the second preceding sentence upon the written request of the party entitled to reimbursement, setting forth in detail the computation of the amount owed by SymmetriCom or Purchaser, as the case may be, but in no event earlier than ten
(10) days prior to the due date for the payment of such Income Taxes.

(ii) With respect to the period prior to the Closing Date, Purchaser shall promptly cause the Company to prepare and provide to SymmetriCom a package of tax information materials, including, without limitation, schedules and work papers (the "Tax Package"), required by the Company to enable the Company to prepare and file all Income Tax Returns required to be prepared and filed by it pursuant to paragraph (b) of this Section 6.09. The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information, and as to the method of computation of separate taxable income or other relevant measure of income of the Company. SymmetriCom shall cooperate with any reasonable request for information by Purchaser or the Company made in connection with the preparation of the Tax Package. Purchaser shall cause the Tax Package to be delivered to SymmetriCom within ninety (90) days after the Closing Date.

(c)     Contest Provisions.

(i) Purchaser shall promptly notify SymmetriCom in writing upon receipt by Purchaser, any of its Affiliates or the Company of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which may affect any Income Tax liability for which SymmetriCom is liable pursuant to paragraph (a)(i) of this Section 6.09, provided that failure to comply with this provision shall not affect Purchaser's right to indemnification hereunder except to the extent such failure materially impairs SymmetriCom's ability to contest any such Income Tax liabilities.

(ii) SymmetriCom shall have the sole right to represent the Company's interests in any Income Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense. In the case of any Straddle Period, SymmetriCom shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and, with the written consent of Purchaser, and at SymmetriCom's sole expense, may assume the entire control of such audit or proceeding. Purchaser and SymmetriCom each agrees not to (and Purchaser shall cause its Affiliates, including, after the Closing Date, the Company, and the Company shall cause its Affiliates, not to) agree to settle any Tax claim which may be the subject of indemnification by the other party pursuant to Section 6.09 without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld).

(d) Assistance and Cooperation. After the Closing Date, each of SymmetriCom and Purchaser shall (and cause their respective Affiliates to):

(i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with paragraph (b)of this Section 6.09;

(ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company.

(iii) make available to the other for inspection and duplication and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company and shall maintain such information, records and documents for a period of 15 years from the Closing Date.

(iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company for taxable periods for which the other may have a liability under this Section 6.09; and

(v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit with respect to any taxable period for which the other may have a liability under this Section 6.09.

(e)     Election Under Section 338(h)(10).

(i) SymmetriCom and Purchaser shall make a joint election for the Company under Section 338(h)(10) of the Code with respect to the purchase of the Company capital stock effected by the Merger (the "Section 338(h)(10) Election") together with any corresponding elections under state and local tax laws. SymmetriCom and Purchaser shall within ninety (90) days of the Closing exchange completed and executed copies of Internal Revenue Service Form 8023, any required schedules thereto, and any similar state forms. If any changes are required in these forms as a result of information which is first available after the Closing Date, the parties will promptly agree on such changes.

(ii) At the Closing, Purchaser and SymmetriCom shall agree on a written schedule (the "Allocation Schedule") allocating the Modified Adjusted Deemed Sales Price, as defined in Treas. Reg. (S) 1.338(h) (10)-1(f), for the Company, among the assets of the Company. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 338(h)(10) of the Code and the regulations thereunder. Purchaser and SymmetriCom each agrees to file (and to cause their respective Affiliates to file) all federal, state, local and foreign Tax Returns consistent with the Allocation Schedule.

(f) FIRPTA Certificate. At or prior to the Closing, the Company shall provide Purchaser with a certificate described in Treas. Reg. (S) 1.1445-2(b)
(2) to the effect that, as contemplated by such certificate, SymmetriCom is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

(g) References to Company. References in this Section 6.09 to the Company shall mean, with respect to any period after the Effective Time, the Surviving Corporation.

(h) Treatment of Transaction. SymmetriCom and Purchaser shall, and shall cause their respective Affiliates to, treat the Merger for all Tax purposes as a purchase by Purchaser from SymmetriCom of the Company's capital stock.

(i) Adjustment to Purchase Price. Any payment by Purchaser or SymmetriCom to the other party under this Section 6.09 will be deemed to be an adjustment to the Purchase Price.

SECTION 6.10 Linfinity Audited Financials. Within sixty (60) days of the Closing, SymmetriCom will at its expense and using its current auditors provide to Purchaser audited financial statements for Linfinity for the three year period ended on June 30, 1998. Following the Closing Microsemi and Linfinity will provide SymmetriCom and its auditors with full access to the books and records of Linfinity for purposes of completion of the audited financials under this Section 6.10.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the Stockholders of the Company by the requisite vote under applicable law and the Company's Certificate of Incorporation.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

SECTION 7.02 Additional Conditions to Obligations of Purchaser and Purchaser Sub. The obligations of Purchaser and Purchaser Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

(a) Representations and Warranties. The representations and warranties of the Company and SymmetriCom contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of the Company and SymmetriCom contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date), with the same force and effect as if made on and as of the Effective Time, except in such cases where all of the failures of any kind to be so true and correct would not in the aggregate have a Material Adverse Effect on the Company.

(b) Agreements and Covenants. The Company and SymmetriCom shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Material Adverse Effect. There shall not have occurred any event, effect or change that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(d) Certificate of the Company. Purchaser shall have been provided with a certificate executed on behalf of the Company by its Chief Executive Officer, President or Chief Financial Officer or higher ranking officer and by the Chief Executive Officer of SymmetriCom to the effect that, as of the Effective Time the conditions set forth in Section 7.02(a), (b), (f) and (g) have been satisfied.

(e) Legal Opinion. Purchaser shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati (counsel to the Company) in substantially the form attached hereto as Exhibit B hereto.

(f) Inter-Company Loan. The Inter-Company Loan shall have been paid and/or canceled on or prior to the Closing.

(g) Assignment and Assumption of Bonus Plan. The Bonus Plan shall have been effectively and legally assigned to and assumed by SymmetriCom subject to the right of SymmetriCom to use any Linfinity excess cash against its obligations thereunder pursuant to Section 1.10 hereof.

(h) Financing. All of the conditions set forth in the commitment letter for a $60,000,000 Senior Secured Credit Facility, arranged by CIBC Oppenheimer Corp., to Purchaser dated January 15, 1999 as amended by a side letter dated February ___, 1999 shall have been satisfied or met, other than those incumbent upon Purchaser.

SECTION 7.03 Additional Conditions to the Obligations of the Company and SymmetriCom. The obligations of the Company and SymmetriCom to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Purchaser and Purchaser Sub contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of the Purchaser and Purchaser Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date), with the same force and effect as if made on and as of the Effective Time, except in such cases where the failure to be so true and correct would not have a Material Adverse Effect on the Purchaser and Purchaser Sub.

(b) Agreements and Covenants. Purchaser and Purchaser Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time;

(c) Legal Opinion. The Company shall have received a legal opinion from legal counsel to Purchaser, substantially in the form attached hereto as Exhibit D.

(d) Certificate of Purchaser. The Company shall have been provided with a certificate executed on behalf of Purchaser by its Chief Executive Officer, President or Chief Financial Officer to the effect that, as of the Effective Time, the conditions set forth in this Section 7.03, (a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. Except as provided in Section 8.02 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)     by mutual consent of the Company and Purchaser;

(b) by the Company or Purchaser if: (i) there shall be a final nonappealable order of a foreign, federal or state court in effect preventing consummation of the Merger; or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

(c) by the Company or Purchaser if it is not in material breach of its obligations under this Agreement and if the Effective Time has not occurred before 5:00 p.m. (Pacific Standard time) forty-five (45) days following the later of: (i) the date of this Agreement; and (ii) the date the HSR notification is filed pursuant to Section 6.04 hereof (provided that the right to terminate this Agreement under this Section 8.01(c) shall not be available to a party whose failure to fulfill any obligation hereunder has been a principal cause of the failure of the Effective Time to occur on or before such date of termination or if the failure of the Effective Time to occur on or before such date has resulted principally from such failure of such party);

(d) by Purchaser if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit the Purchaser's ownership or operation of all or any portion of the business of the Company or
(ii) compel Purchaser or the Company to dispose of or hold separate, all or a portion of the business or assets of Purchaser or the Company as a result of the Merger;

(e) by SymmetriCom or the Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser or Purchaser Sub and such breach has not been cured within ten (10) business days after written notice to Purchaser; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

(f) by Purchaser if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of SymmetriCom or the Company and such breach has not been cured within ten (10) business days after written notice to the Company; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

(g) by Purchaser if an event, effect or change having or which reasonably would be expected to have a Material Adverse Effect on the Company shall have occurred after the date of this Agreement;

Where action is taken to terminate this Agreement pursuant to this Section 8.01, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

SECTION 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or the Company, or their respective officers, directors or Stockholders, provided that the provisions of Section 8.05 and this Section 8.02 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

SECTION 8.03 Amendment. Except as is otherwise required by applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, the Company and SymmetriCom, on the one hand, and Purchaser and Purchaser Sub, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any waiver or extension given under this
Section 8.04 shall not operate as a waiver of extension with respect to any subsequent or other failure.

SECTION 8.05     Fees and Expenses; Termination Fee.

(a) Except as expressly contemplated by this Agreement, including but not limited to the provisions of Section 8.05(b) and (c), each party hereto shall bear its own expenses and costs in connection with this Agreement and the transactions contemplated hereby.

(b) SymmetriCom shall pay Purchaser a liquidated damages termination fee of $500,000 upon the termination of this Agreement by Purchaser and/or Purchaser Sub pursuant to Section 8.01(f);

(c) Purchaser shall pay SymmetriCom a liquidated damages termination fee of $500,000 upon the termination of this Agreement by SymmetriCom and/or the Company pursuant to Section 8.01(e);

(d) The fees payable pursuant to Section 8.03(b) or (c), as the case may be, shall be paid within three (3) business days after demand therefor has been notified in accordance with this Agreement.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01     Survival of Representations and Warranties.

(a) The representations and warranties of SymmetriCom and Linfinity set forth in Article III of this Agreement shall survive the Closing until the first anniversary thereof, provided, however, that the representations and warranties of SymmetriCom and the Company contained in Sections 3.05, 3.11, 3.13 and 3.22 shall survive the Closing until the second anniversary thereof, and provided further that Sections 3.01, 3.03, 3.04, 4.02 and 4.03 shall survive the Closing indefinitely.

(b) The representations and warranties of SymmetriCom in Article IV (other than those set forth in Sections 4.02 and 4.03) of this Agreement and the representations and warranties of Purchaser and Purchaser Sub in Article V of this Agreement shall terminate upon the Closing.

SECTION 9.02     SymmetriCom Indemnity.

(a) SymmetriCom shall indemnify, defend and hold harmless Purchaser, its subsidiaries, including but not limited to the Surviving Corporation, and their respective officers, directors, employees and agents (collectively, the "Purchaser Indemnified Persons") against all claims, demands, actions, obligations, suits, fines, losses, liabilities, damages, deficiencies, costs and expenses, including without limitation reasonable attorneys', accountants' and expert witness' fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification

(hereinafter individually a "Loss" and collectively "Losses") incurred by the Purchaser Indemnified Persons and arising out of or relating to:

(i) any inaccuracy or breach by SymmetriCom and/or Linfinity of any representation or warranty made by it under Article III of this Agreement, except as set forth in Section 9.02(c) below;

(ii) any Losses related to claims by current or former employees of Linfinity with respect to occurrences or omissions that took place prior to or upon the Closing including, but not limited to, claims related to Options and claims related to the Bonus Plan;

(iii) any liabilities of SymmetriCom provided for in Section 2.01 of this Agreement; and

(iv) any liabilities of SymmetriCom provided for in Section 6.09(a)(i) of this Agreement.

(b) Purchaser shall indemnify, defend and hold harmless SymmetriCom, its subsidiaries and their respective officers, directors, employees and agents (collectively, the "SymmetriCom Indemnified Persons") against any Loss or Losses as defined in Section 9.02(a) incurred by any of them arising out of or relating to:

(i) any inaccuracy or breach of the representations and warranties made by Purchaser and/or Purchaser Sub in Article V of this Agreement;

(ii) any Losses or liabilities under Section 6.09(a)(ii) or (vi) of this Agreement; and

(iii) any Losses or liabilities relating to the Company that arise or relate solely to occurrences or omissions after the Closing.

(c) Notwithstanding Section 9.02(a)(i) above or anything to the contrary contained in this Agreement:

(i) with respect to any remedial actions which are required or otherwise recommended as set forth in that certain Fire, Life Safety and Code Compliance Review dated August 20, 1997 by Ehrlich-Rominger ("H6 Report"), the parties acknowledge that the Purchase Price has been negotiated with the full understanding of the matters raised in the H6 Report ("H6 Report Remedial Actions"), and no claims shall be made by Purchaser against SymmetriCom with respect to or otherwise arising out of the H6 Report or H6 Report Remedial Actions (including, without limitation, any Third Party Claims of any kind or nature, as defined hereinafter, arising out of SymmetriCom's failure to complete any or all of the H6 Report Remedial Actions prior to the

Closing), nor shall SymmetriCom make any claims against Purchaser arising out of Purchaser's failure to complete such H6 Report Remedial Actions after the Closing; and

(ii) with respect to Section 3.15 and environmental representations set forth in Article III, Purchaser and SymmetriCom acknowledge that Purchaser has reviewed that certain report entitled Soil and Groundwater Investigations Conducted at the Facilities Located at 11861 Western Avenue and 11652 Markon Drive, Garden Grove, California prepared by URS Greiner Woodward Clyde and dated January 27, 1999, and that certain Contingent Environmental Liability Report dated January 25, 1999 by EQQUA (the "Phase II Site and Liability Assessments") and Purchaser agrees that based on Purchaser's and its consultant's review of the Phase II Site and Liability Assessments, SymmetriCom's liability for any violations of the representations set forth in Section 3.15 or any other environmental representations set forth in Article III shall be limited to the $128,000. SymmetriCom shall not have any liability in excess of that provided for in this Section 9.02(c)(ii) for any violations of the representations set forth in Section 3.15 or any other environmental representations set forth in
Article III.

SECTION 9.03     Notification and Defense of Claims.

(a) Notification. Other than with respect to claims for indemnification under Section 6.09 (which Section 6.09 claims shall be treated as provided for therein), the "Indemnified Persons" (referred to hereinafter as the Purchaser Indemnified Persons or the SymmetriCom Indemnified Persons, as the case may be) will give written notice to the "Indemnitors" (referred to hereinafter as SymmetriCom, in the case of indemnifications pursuant to Section 9.02(a)(i),
(ii) or (iii) and Purchaser, in the case of indemnifications pursuant to Section 9.02(b)(i) or (iii)) of any claim for Losses for which the Indemnified Persons claim a right of indemnification under Section 9.02 (an "Indemnification Notice"); provided, however, that if the Indemnified Persons have received from any third party actual notice of any actual or threatened demand, claim, action, suit, proceeding or investigation by such third party (a "Third Party Claim"), then the Indemnified Persons shall provide the Indemnification Notice to the Indemnitors within ten (10) days of receiving such actual notice; and provided, further, that no failure to so notify the Indemnitors of a Third Party Claim will relieve the Indemnitees of any obligation to indemnify the Indemnified Persons unless and except to the extent that such failure to so notify prejudices the position of the Indemnitors in responding to such Third Party Claim. The Indemnification Notice shall include:

(i) A summary description of the facts giving rise to any indemnification provided for in Section 9.02 (with such material detail and documents related thereto as are then reasonably available to the Indemnified Persons), and will specify the estimated amount of the Loss for which indemnification is claimed, to the extent known to the Indemnified Persons; and

(ii)    If the facts giving rise to any indemnification provided for in Section
9.02 involve a Third Party Claim, then the Indemnified Persons shall indicate whether they have elected (1) to tender to the Indemnitors the defense of such Third Party Claim through counsel of the Indemnitors' own choosing, subject to the terms of Section 9.03(d) or 9.03(e), as the case may be, or (2) to assume the defense of any such Third Party Claim through counsel of the Indemnified Persons' own choosing.

(b) Response. The Indemnitors will have twenty (20) days following delivery of the Indemnification Notice to make such investigation of the claim as they deem necessary or desirable. On or prior to the expiration of such 20-day period, the Indemnitors will, by written notice to the Indemnified Persons (a "Response Notice"):

(i) Either (1) admit liability in whole, (2) admit that the claim is so covered by Section 9.02 but dispute the amount of the claim, or (3) dispute that any amount of the claim is so covered; and

(ii) If the defense of a Third Party Claim has been tendered to the Indemnitors pursuant to Section 9.03(a)(ii), indicate whether the Indemnitors will assume or decline the tendered defense.

The failure of the Indemnitors to deliver to the Indemnified Persons a timely Response Notice in accordance with this Section 9.03(b) will be deemed an admission of liability for the entire Loss as set forth in the Indemnification Notice and a decline to assume the tendered defense of a Third Party Claim, if such defense has been tendered.

(c) Indemnity Disputes. If the Indemnitors deliver to the Indemnified Persons a timely Response Notice pursuant to Section 9.03(b) disputing the amount of the claim or disputing that the claim is covered by Section 9.02, or if any other dispute arises with respect to this Article IX, then the Indemnitors and the Indemnified Persons will use their best efforts to resolve such dispute. In the event the Indemnitors and the Indemnified Persons resolve the dispute, they will both execute a memorandum setting forth such resolution and, if applicable, the amount of any Loss payable to the Indemnified Persons. In the event the Indemnitors and the Indemnified Persons are unable to resolve such dispute within thirty (30) days from the Indemnified Persons' receipt of the Response Notice pursuant to Section 9.03(b), the Indemnitors and the Indemnified Persons will be entitled to initiate legal proceedings in order to resolve such dispute.

(d) Defense by Indemnitors. If the defense of a Third Party Claim is tendered by the Indemnified Persons to the Indemnitors pursuant to Section 9.03(a)(ii) and is subsequently assumed by the Indemnitors, the Indemnified Persons will be entitled, at their own expense, to participate in such settlement or defense through counsel chosen by the Indemnified Persons. If the Indemnitors assume the defense of the Third Party Claim, they will take all steps reasonably necessary in the defense or settlement of the Third Party Claim and will hold the Indemnified Persons harmless from and against all Losses (other than the Indemnified Persons' expenses of participation in such defense or settlement) caused by or arising out of any settlement thereof or any judgment in connection therewith. The Indemnitor may not, in the defense of any Third Party Claim they assume, except with the written consent of the Indemnified Persons, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnified Persons by the third party of a full and final release from all liability in respect of such Third Party Claim, (ii) which will limit, restrict or otherwise affect the right of the Indemnified Persons to carry on or conduct business (then or in the future), or require any payment to be made by the Indemnified Persons or limit, restrict, make more expensive or less profitable or otherwise adversely affect the manner in which the Indemnified Persons carry on or conduct business (then or in the future) or (iii) under which the amount of settlement or judgment against the Indemnified Persons exceeds the amount of indemnification for such Third Party Claim then available to the Indemnified Persons from the Indemnitors.

(e) Defense by Indemnified Persons. If the Indemnitors do not assume the defense of a Third Party Claim within the 20-day period required by Section 9.03(b), or if the Indemnified Persons assume the defense of any such Third Party Claim pursuant to Section 9.03(a)(ii)(2), then the Indemnified Persons may defend such Third Party Claim in such manner as they may deem appropriate, in which case legal expenses of the Indemnified Persons' counsel and all other expenses incurred in such defense will be promptly paid by the Indemnitors as receipts, invoices or other reasonable evidence of such expenses are presented to the Indemnitees. In such case, the Indemnified Persons may settle such Third Party Claim on such terms as the Indemnified Persons reasonably deem appropriate, and the Indemnitors will promptly pay the Indemnified Persons for the Losses incurred as a result of such settlement for which the Indemnified Persons are entitled to be indemnified. If no such settlement of such Third Party Claim is made, the Indemnitors will promptly pay the Indemnified Persons for the Losses arising out of any judgment rendered with respect to such Third Party Claim; provided, however, that if such judgment is appealable and the Indemnified Persons notify the Indemnitors of their intention not to appeal, the Indemnitors may prosecute such appeal, at their sole cost and expense, subject to the terms set forth in this Article IX. Notwithstanding anything in this
Article IX to the contrary, (i) the Indemnitors shall not be responsible for the fees, costs or expenses of the Indemnified Persons in excess of such fees, costs or expenses which are reasonable, and (ii) if the Indemnified Persons elect to assume the defense of any Third Party Claim without first tendering the defense of such Third Party Claim to the Indemnitees under Section 9.03(a)(ii), and if the Indemnified Persons then enter into a settlement or consent to a judgment in respect of such Third Party Claim without the approval of the Indemnitors (which approval will not unreasonably be withheld), then the amount of such settlement or judgment shall not be determinative of the amount of the Loss against which the Indemnified Persons are entitled to indemnification under this Article IX. In connection with any settlement entered into by the Indemnified Persons and approved by the Indemnitees, the Indemnified Persons shall grant to the Indemnitors an unconditional release in connection with the specific Losses to which such settlement relates, contingent upon payment by the Indemnitors of the amounts required by this Article IX (which amounts shall be specified in such release).

SECTION 9.04 Order of Payment; Exclusion and Limitation of Liability. Notwithstanding the foregoing Sections 9.01 through 9.03, the following provisions shall apply in the event the Purchaser Indemnified Persons incur any Losses covered by Section 9.02.

(a) Payment for Breach of SymmetriCom and Linfinity Representations and Warranties. With respect to Losses arising in connection with Article III (other than Sections 3.01, 3.03 and 3.04) and Section 9.02(a)(i) of this Agreement, and subject to Section 9.02(c), the amount of any Loss against which the Purchaser Indemnified Persons are entitled to indemnification under Section 9.02(a)(i) shall be limited to the Escrow Fund amount of $1,125,000 (as defined under the Escrow Agreement) and shall be made under the terms of the Escrow Agreement.

(b) De Minimus Losses. The Purchaser Indemnified Persons shall not be entitled to make a claim for indemnification under Section 9.02(a)(i) until the amount of Losses suffered by the Purchaser Indemnified Persons exceeds $100,000. If the threshold amount is reached, the Purchaser Indemnified Persons may recover the full amount of Losses, including the threshold amount.

(c) Limitation of Liability. In no case shall SymmetriCom be required to provide indemnification under this Agreement in an amount in excess of the amount of cash consideration it is entitled to receive under this Agreement; provided, however that such limitation shall not apply in the case of actual fraud by SymmetriCom.

(d) Non-Exclusion of Amounts Below Material Adverse Effect. In no event shall the presence of any qualification of a representation or warranty with the term "Material Adverse Effect" limit SymmetriCom's liability with respect to indemnifying against the entire amount of Loss otherwise provided for in this Agreement, including the portion which by itself would not constitute a "Material Adverse Effect."

SECTION 9.05     General.

(a) For purposes of this Article IX, Purchaser shall be agent and attorney-in-fact (the "Purchaser Indemnified Persons' Agent") for each Purchaser Indemnified Person, to give and receive notices and communications, to request delivery to Purchaser Indemnified Persons of monies subject to the Escrow Agreement or otherwise due to the Purchaser Indemnified Persons hereunder, to agree, negotiate, enter into settlements and compromises, demand initiation of legal proceedings and comply with orders or awards in any such proceeding, and to take all other actions necessary or appropriate in the judgment of the Purchaser Indemnified Persons' Agent on behalf of the Purchaser Indemnified Persons with respect to the matters subject to this Article IX or the Escrow Agreement. No bond shall be required of the Purchaser Indemnified Persons' Agent, and the Purchaser Indemnified Persons' Agent shall not receive compensation for its services. Notices or communications to or from the Purchaser Indemnified Persons' Agent shall constitute notice to or from each of the Purchaser Indemnified Persons. A decision, act, consent or instruction of the Purchaser Indemnified Persons' Agent shall constitute the decision, act, consent or instruction of all the Purchaser Indemnified Persons and shall be final, binding and conclusive upon each of such Purchaser Indemnified Persons, and SymmetriCom and the Escrow Agent (as such term is defined in the Escrow Agreement) may rely upon any such decision, act, consent or instruction of the Purchaser Indemnified Persons' Agent as being the decision, act, consent or instruction of each Purchaser Indemnified Person, notwithstanding any notice to the contrary from any Purchaser Indemnified Person. SymmetriCom and the Escrow Agent are hereby relieved from any liability to any Purchaser Indemnified Person for any acts done by them in accordance with such decision, act, consent or instruction of the Purchaser Indemnified Persons' Agent.

(b) SymmetriCom shall be agent and attorney-in-fact (the "SymmetriCom Indemnified Persons' Agent") for each SymmetriCom Indemnified Person, to give and receive notices and communications, to request delivery to SymmetriCom Indemnified Persons of monies due to the SymmetriCom Indemnified Persons hereunder, to agree, negotiate, enter into settlements and compromises, demand the initiation of legal proceedings and comply with orders or awards made in such proceeding, and to take all other actions necessary or appropriate in the judgment of the SymmetriCom Indemnified Persons' Agent on behalf of the SymmetriCom Indemnified Persons with respect to the matters subject to this
Article IX or the Escrow Agreement. No bond shall be required of the SymmetriCom Indemnified Persons' Agent, and the SymmetriCom Indemnified Persons' Agent shall not receive compensation for its services. Notices or communications to or from the SymmetriCom Indemnified Persons' Agent shall constitute notice to or from each of the SymmetriCom Indemnified Persons. A decision, act, consent or instruction of the SymmetriCom Indemnified Persons' Agent shall constitute the decision, act, consent or instruction of all the SymmetriCom Indemnified Persons and shall be final, binding and conclusive upon each of such SymmetriCom Indemnified Persons, and Purchaser and the Escrow Agent (as such term is defined in the Escrow Agreement) may rely upon any such decision, act, consent or instruction of the SymmetriCom Indemnified Persons' Agent as being the decision, act, consent or instruction of each SymmetriCom Indemnified Person, notwithstanding any notice to the contrary from any SymmetriCom Indemnified Person. Purchaser and the Escrow Agent are hereby relieved from any liability to any SymmetriCom Indemnified Person for any acts done by them in accordance with such decision, act, consent or instruction of the SymmetriCom Indemnified Persons' Agent.

ARTICLE X

MISCELLANEOUS

SECTION 10.01     Entire Agreement; Assignment.

(a) This Agreement, including the Exhibits and Schedules hereto, and the other documents and certificates delivered pursuant to the terms of this Agreement, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that Purchaser may assign its rights and Purchaser may assign its rights, interest and obligations to any affiliate or direct or indirect subsidiary of Purchaser without the consent of the Company). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 10.02 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

SECTION 10.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

If to Purchaser or Purchaser Sub:

     Microsemi Corporation
     2870 S. Fairview Street
     Santa Ana, CA  92704
     Attn:  Philip Frey, Jr.

with a copy to:

     Stradling Yocca Carlson & Rauth
     660 Newport Center Drive
     Suite 1600
     Newport Beach, CA  92660-6441
     Attn:  Nicholas Yocca, Jr.

     If to SymmetriCom:
     SymmetriCom, Inc.
     2300 Orchard Parkway
     San Jose, California  95131-1017
     Attention:  Mary Rorabaugh

     If to the Company:

     Linfinity Microelectronics Inc.
     1861 Western Avenue
     Garden Grove, California  92841-2119
     Attention:  Jim Peterson

     with a copy to:
     Wilson Sonsini Goodrich & Rosati, P.C.
     650 Page Mill Road
     Palo Alto, California  94304-1050
     Attention: Francis S. Currie, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

SECTION 10.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 10.05 Consent to Jurisdiction; Waiver of Immunities. The Company, SymmetriCom, Purchaser and Purchaser Sub irrevocably submit to the jurisdiction of any California state or federal court thereof in any action or proceeding arising out of or relating to this Agreement, and the Company, SymmetriCom, Purchaser and Purchaser Sub hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such California court or in such federal court. The Company, SymmetriCom, Purchaser and Purchaser Sub agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 10.06 Descriptive Headings. The descriptive headings and captions herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 10.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 10.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to
Section 1.09, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 10.09     Certain Definitions.  As used in this Agreement:

(a) the term "Affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

(b) the term "Person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act); and

(c) the term "Subsidiary", "Subsidiaries" or "subsidiaries" means, with respect to Purchaser, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Purchaser, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

SECTION 10.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 10.11 Arbitration. Each party for itself expressly (i) waives any rights to a trial by jury in any action or proceeding to enforce or defend any matter arising from or related to this Agreement; (ii) irrevocably submits to the jurisdiction of any professional arbitration service in Orange County, California, over any such action or proceeding; (iii) irrevocably waives the defense of an inconvenient forum or improper venue to the maintenance of such action or proceeding; (iv) agrees that an award in any such action or proceeding shall be final, non-appealable, binding and conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law; (v) agrees not to institute any legal action or proceeding against a party or its directors, officers, employees, agents or property concerning any matter arising out of or relating to this Agreement in any court or forum other than in an arbitration before such professional arbitration service in Orange County, California; and (vi) agrees to accept and not to contest service of process by certified mail in such actions, which method of service is deemed adequate by the parties hereto. Except as expressly modified herein, the parties are authorized in such arbitration proceedings to conduct discovery in accordance with the California Code of Civil Procedure (S)(S) 1280 et seq. The parties shall submit a proposed discovery plan to the arbitrator, and the scope and duration of discovery will be within the sole discretion of the arbitrator. The parties expressly waive their appeal rights under California Code of Civil Procedure (S) 1294(b), (c) and (d). The arbitrator shall include in the award an assessment of the expense and cost of the arbitration, in addition to the attorneys' fees and costs as provided elsewhere in this Agreement, to the prevailing party or parties (and against either or both of the parties). The arbitrator shall give a detailed reasoned opinion.
*  *  *  *  *

 IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Reorganization to be executed on its behalf by its respective officer thereunto duly authorized on this 10th day of February, 1999.

Microsemi Corporation

By: /S/ PHILIP FREY, JR.
Name: PHILIP FREY, JR.
Title: President, CEO, Chairman
Date: February 10, 1999

Micro-Linfinity Acquisition Corporation

By: /S/ PHILIP FREY, JR.
Name: PHILIP FREY, JR.
Title: President, CEO, Chairman
Date: February 10, 1999

Linfinity Microelectronics Inc.

By: /S/ MARY A. RORABAUGH
Name: Mary A. Rorabaugh
Title: Director
Date: 2-10-99

SymmetriCom, Inc.
By: /S/ THOMAS W. STEIPP
Name: THOMAS W. STEIPP
Title: CEO
Date: 2-10-99


           [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                   EXHIBIT A
                   (To Agreement and Plan of Reorganization)

                               ESCROW AGREEMENT

In order to designate Southern California Bank as the escrow agent (the "Escrow Agent") of the undersigned for the purposes and upon the terms and conditions herein set forth, SymmetriCom Inc., a California corporation ("SymmetriCom"), and Microsemi Corporation, a Delaware corporation ("Microsemi"), do hereby enter into this Escrow Agreement effective as of ____________, 1999.

1. Appointment. The Escrow Agent is hereby appointed escrow agent for the undersigned with respect to the Escrow Fund as that term is herein defined. The Escrow Fund is established pursuant to Section 2.02(b) of the Agreement and Plan of Reorganization dated February 10, 1999 (the "Merger Agreement") by and among Microsemi, SymmetriCom and their respective subsidiaries. Capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them in the Merger Agreement.

2. The Escrow Fund. Concurrently with the execution and delivery hereof, Microsemi and SymmetriCom have delivered to the Escrow Agent in accordance with the terms hereof the amount of one million one hundred twenty-five thousand dollars ($1,125,000) (the "Escrow Fund") and direct that it be held and disposed of by the Escrow Agent as herein provided.

3.     Escrow Agent's Duties and Authority to Act.

(a) The provisions of the Merger Agreement addressing the Escrow Fund created hereby, the powers of the Purchaser Indemnified Persons' Agent (sometimes referred to hereinafter as "Purchaser"), the powers of the SymmetriCom Indemnified Persons' Agent (sometimes referred to hereinafter as "SymmetriCom") and the resolution of disputes relating to the Escrow Fund between the Purchaser Indemnified Persons and the SymmetriCom Indemnified Person are attached hereto as Exhibit A. The Escrow Agent is not a party to, and is not bound by, or charged with notice of, any agreement out of which this escrow may arise, except that the Escrow Agent shall be charged with notice of and be bound by the provisions of the Merger Agreement attached hereto as Exhibit A.

(b) The Escrow Agent is hereby authorized and directed to deliver the Escrow Fund, or any portion thereof, only at such times, in such amounts and upon such terms and conditions as directed in writing by both the Purchaser and SymmetriCom.

(c) Notwithstanding the foregoing, if the Escrow Agent has not received any notice of claim against the Escrow Fund from the Purchaser on or before the first anniversary of the effective date of this Escrow Agreement (except that notices of claims with respect to Sections 3.01, 3.03, 3.04, 3.05, 3.11, 3.13, 3.22, 4.02 and 4.03 may be made on or before the second anniversary of the effective date of this Escrow Agreement), the Escrow Agent shall remit within three (3) business days of such second anniversary of the effective date of this Escrow Agreement the entire Escrow Fund to SymmetriCom, without further action by any party.

4. Standards of Care; Indemnification of Escrow Agent. In performing any duties under this Escrow Agreement, the Escrow Agent shall not be liable to any party for consequential damages, (including, without limitation, lost profits) losses, or expenses, except for breach of this Escrow Agreement, gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for any act or failure to act made or omitted in good faith, or any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Escrow Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent's duties under this Escrow Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of legal counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Escrow Agreement. The parties and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on or incurred by the Escrow Agent in connection with the performance of his/her duties under this Escrow Agreement, including but not limited to any litigation arising from this Escrow Agreement or involving its subject matter. The Escrow Agent shall have a first lien on the property and papers held under this Escrow Agreement for such compensation and expenses. However, any such lien shall not in any way modify the responsibilities between SymmetriCom and Purchaser hereunder.

5.      Investments.

(a) For the purpose of investing funds held in the Escrow Fund, the Escrow Agent may accept written instructions (including instructions sent to the Escrow Agent by facsimile transmission, with original sent promptly to the Escrow Agent) from SymmetriCom, provided that such investments shall be limited to short term instruments of 90 days or less with maturity not in any event to be beyond the anniversary of the date of the term of this Escrow Agreement and further limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having at least $1,000,000,000 in assets; provided further that no loss on investment made pursuant to this Section 5 shall relieve SymmetriCom of its obligation to indemnify the Purchaser Indemnified Persons in accordance with Article IX of the Merger Agreement. The parties shall indemnify and hold the Escrow Agent harmless from any and all liability for acting on such investment instruction purported to be given by SymmetriCom. The Escrow Agent shall not be responsible for the authenticity of any instructions, or be in any way liable for any unauthorized instruction. In no event shall the Escrow Agent be liable to the parties for any consequential, special, or exemplary damages, including but not limited to lost profits, from any cause whatsoever arising out of, or in any way connected with acting upon instructions believed by the Escrow Agent to be genuine.

(b) The Escrow Agent may make any investments through its own investment department or that of its affiliates. The Escrow Agent shall not be liable for any loss from such investments, including upon the sale or disposition of any investments.

(c) The Escrow Agent will act upon investment instructions the day that such instructions are received, provided the requests are communicated within a sufficient amount of time to allow the Escrow Agent to make the specified investment. Instructions received after an applicable investment cutoff deadline will be treated as being received by the Escrow Agent on the next business day, and the Escrow Agent shall not be liable for any loss arising directly or indirectly, in whole or in part, from the inability to invest funds on the day the instructions are received. The Escrow Agent shall not be liable for any loss incurred by the actions of third parties or by any loss arising by error, failure, or delay in making an investment which is caused by circumstances beyond the Escrow Agent's reasonable control.

(d) The Parties acknowledge that payment of any interest earned on the funds invested in this escrow will be subject to backup withholding penalties unless a properly completed Internal Revenue Service form W8 and W9 certification is submitted to the Escrow Agent.

6. Income. Any net income received by the Escrow Fund shall be disbursed to SymmetriCom within ten (10) days of the end of each calendar quarter, and shall not be deemed a part of the "Escrow Fund" hereunder.

7. Termination. This Escrow Agreement shall terminate without further action of any party when all of the terms hereof have been fully performed, whereupon the Escrow Agent's obligations hereunder shall terminate.

8.      Fees.

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

(a) The Escrow Agent shall be entitled to the fees described on the Fee Schedule attached hereto as Exhibit B (the "Fee Schedule"). It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Escrow Agreement. In the event that the conditions of this Escrow Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Escrow Agreement at the request of the parties or as reasonably determined to be necessary by the Escrow Agent, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and the Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by the Escrow Agent in this escrow until such compensation, fees, costs, and expenses are paid. The parties jointly and severally promise to pay these sums upon demand and agree that the Escrow Agent may deduct such sums from the Escrow Fund (it being understood that this sentence is for the benefit of the Escrow Agent, and does not affect any agreement between SymmetriCom and Purchaser as to the allocation of such expenses).

(b) In the case of all fees payable under Section 8(a), responsibility shall be split equally between Microsemi and SymmetriCom.

9. Dispute. In the event any dispute arises as to payment of funds from the Escrow Fund:

  (a) funds in excess of the disputed amount, if any, less amounts withheld pursuant to the terms of Section 8 hereof, shall be released to SymmetriCom in accordance with the terms of this Escrow Agreement; and

  (b) the remaining funds subject to a claim by the Purchaser Indemnified Persons shall continue to be held in escrow until the claim or claims have been fully resolved by agreement between the Purchaser Indemnified Persons and SymmetriCom.

  (c) If any controversy arises between the parties to this Escrow Agreement, or with any other party, concerning the subject matter of this Escrow Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may require, despite what may be set forth elsewhere in this Escrow Agreement. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate or arbitrate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the Parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Escrow Agreement.

10. Resignation of Escrow Agent; Automatic Succession. The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Microsemi and SymmetriCom; provided, however, that no such resignation shall become effective until the appointment of a successor Escrow Agent which shall be accomplished as provided below in this Section 10. Upon any such resignation, Microsemi and SymmetriCom shall use their best efforts to mutually agree on a successor Escrow Agent within thirty (30) days after receiving such notice. If Microsemi and SymmetriCom fail to agree upon a successor Escrow Agent within such time, Microsemi shall have the right to appoint a successor escrow agent authorized to do business in the state of California. The successor Escrow Agent shall execute and deliver an instrument accepting such appointment and all of the terms and conditions of this Escrow Agreement, and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent. The predecessor Escrow Agent shall be thereupon discharged from any further duties and liability under this Escrow Agreement. Any company into which the Escrow Agent may be merged or with which it may be consolidated, or any company to whom the Escrow Agent may transfer a substantial amount of its Global Escrow business, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties, anything herein to the contrary notwithstanding.

11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California, it being understood and agreed that disputes between the Purchaser Indemnified Persons and SymmetriCom arising under the Merger Agreement shall be resolved under the governing law and procedures set forth in such Agreement.

12. Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or other-wise delivered by facsimile transmission, by hand or by nationally recognized overnight courier service (next day delivery), addressed:

If to Microsemi:              Microsemi Corporation
                              2870 S. Fairview Street
                              Santa Ana, CA  92704
                              Attn:  Chief Financial Officer
                              Facsimile:  (714) 966-5256

Copy to:                      Stradling Yocca Carlson & Rauth
                              660 Newport Center Drive, Suite 1600
                              Newport Beach, CA  92660-6441

                         Attn:  Nicholas Yocca, Jr.
                         Facsimile:  (949) 725-4100

If to SymmetriCom:       SymmetriCom, Inc.
                         2300 Orchard Parkway
                         San Jose, CA  95131-1017
                         Attn.:  Chief Financial Officer
                         Facsimile:  (408) 428-7896

Copy to:                 Wilson Sonsini Goodrich & Rosati
                         650 Page Mill Road
                         Palo Alto, CA  92841-2119
                         Attn:  Frank Currie, Esq.
                         Facsimile:  (650) 493-6811

If to the Escrow Agent:  Southern California Bank
                         4100 Newport Place
                         Newport Beach, CA  92660
                         Attn:  Escrow Department
                         Gloria Garriot
                         Facsimile: (949) 863-2489

(or to such other address as may be stated in written notice furnished by any party to the other parties hereto). Each such notice or other communication shall for all purposes of this Escrow Agreement be treated as effective or having been given (i) when delivered if delivered personally, (ii) if sent by facsimile, the first business day after the date of confirmation that the facsimile has been successfully transmitted to the facsimile number for the party notified, (iii) if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or (iv) if sent by nationally recognized overnight courier service, the first business day following the deposit of such notice with the courier service.

13. Entire Agreement; Amendment. This Escrow Agreement, including the portions of the Merger Agreement attached hereto as Exhibit A, constitutes the full and entire understanding and agreement among the parties with regard to the Escrow Fund and supersedes and voids all prior understandings and agreements among the parties, whether written or oral, with respect to the subject matter herein. Except as expressly provided herein, neither this Escrow Agreement nor any term herein may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first set forth above.


MICROSEMI CORPORATION:                    SYMMETRICOM, INC.:
a Delaware corporation                    a California corporation

By:  ___________________________          By: ___________________________
Title: _________________________           BY ___________________________



The Escrow Agent hereby acknowledges receipt of the Escrow Fund and accepts the same subject to the terms and conditions of this Escrow Agreement effective as of the date first set forth above.

                                          ESCROW AGENT:
                                          _______________________________

                                          By:
                                          Title:


                     [SIGNATURE PAGE TO ESCROW AGREEMENT]


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